                                 EXHIBIT C-15
                         SHAREHOLDER TENDER AGREEMENT


     This Shareholder Tender Agreement (the "Agreement") is made and entered into as of the _____ day of _______, 1998, by and between The Ziegler Companies, Inc., a Wisconsin corporation ("Ziegler"), and ______________________________
("Shareholder"), a shareholder of PMC International, Inc., a Colorado corporation (the "Company").

     WHEREAS, Ziegler has entered into negotiations with the Company and, subject to entering into a definitive merger agreement, proposes to offer to purchase all of the outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock") at a price of at least $__________ per share in a tender offer and proceed with a subsequent merger; and

     WHEREAS, Ziegler desires the tender of Shareholder's shares of Common Stock in the tender offer, and Shareholder is willing to tender [his/her/its] shares of Common Stock in the tender offer at a price of at least $__________ per share;

     NOW, THEREFORE, in consideration of inducing Ziegler to proceed with negotiating a definitive merger agreement and a tender offer and the premises and the mutual covenants and agreements set forth herein and for other consideration, the validity and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Shareholder Tender. Shareholder agrees to tender as promptly as practicable after Ziegler commences (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended) an offer to purchase all outstanding shares of Common Stock at a price of at least $__________ per share (the "Offer"), to Ziegler or an affiliate all shares of Common Stock which are outstanding and beneficially owned by Shareholder as of this date (_______ shares) and all shares subsequently acquired by Shareholder, pursuant to and in accordance with the terms and conditions of the Offer and to not withdraw such shares.

     2. Termination. If any of the conditions set forth in the Offer have not been satisfied or waived by Ziegler by December 31, 1998 (or earlier, if required by law), this Agreement shall terminate and Ziegler shall return all shares of Common Stock, if any, tendered by Shareholder.

     3. Effect of Termination. In the event this Agreement is terminated pursuant to Section 2 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders.

     4. Legality. The parties stipulate and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal or state law or regulation. In the event a court of competent jurisdiction finds any provision contained herein to be illegal or unenforceable, such court may modify such provision to make it valid and enforceable. Such modification shall not affect the remainder of this Agreement, which shall continue at all times to be valid and enforceable.

     5. Entire Agreement. This Agreement contains the entire understanding of the parties relative to the matters contained herein and therein, and may be assigned to a wholly owned subsidiary of Ziegler, at Ziegler's option.

     6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

     7. Counterparts. This Agreement may be executed in two counterparts, manually or in facsimile, each of which shall be deemed to be an original, but both of which, taken together, shall constitute one and the same instrument.

     8. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     9. No Liability. This Agreement does not constitute and will not give rise to any legally binding obligation on the part of Ziegler or its affiliates to enter into a definitive merger agreement or proceed with the Offer, and no past or future action, course of conduct, or failure to act relating to the negotiation of the terms of any definitive merger agreement, will give rise to or serve as a basis for any obligation or other liability on the part of Ziegler or its affiliates.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                 ------------------------------------
                                 [Name of Shareholder]



                                 The Ziegler Companies, Inc.


                                 By:
                                     --------------------------------
                                 Its
                                     --------------------------------


                              Exhibit C-15 Page 2

                     SIGNED SHAREHOLDER TENDER AGREEMENTS
10/29/98


            SHAREHOLDER NAME                       # of SHARES
Berry, Evelyn Custodian for Kimberly                  2,500
Berry, Joseph J.                                      5,000
Berry, Joseph S. Trust, Evelyn trustee                2,500
Berry, Todd P. Trust, Evelyn trustee                  2,500
Brown, Robert and Judith Thomson                      3,100
Cuthbertson, Philip J.                                5,000
Daly, Emmett J.                                       7,562
Daly, Emmett/Regina                                  17,437
Dobel, Maureen E.                                  1,039.67
Duffy, John c/f Kara Duffy                              250
Duffy, John c/f Kevin T.                                150
Flinn, Michael                                        5,500
Keefe, Bruyette & Woods                           123,166.5
Lewis, Adam J.                                      6,666.5
Lortcher, Peggy                                     1,762.5
Lott, Charles H.                                      4,037
Lott, James C. ITF Kathleen                           1,500
Lott, James/Mary                                      8,500
Lott, Mary E. V. Brown Estate Securities              3,462
MacKillop, Scott A.                                   5,500
Michaud, Emily L.                                     5,750
Michaud, Thomas                                       3,250
Miller, Gary                                          5,500
Nevcorp                                               1,000
Selzer, Geoffrey                                     16,500
Shepard, Kate                                      2,643.75
Thomas, J. W. Nevil                                   1,500
Thomas, Susanne E.                                    2,500
Vadas, Bradley H.                                     5,000
Van Arkel, Geremy                                    10,000
Woelk, Guy                                            1,500

                                                 262,276.92